Exhibit 99.2

1350 Avenue of the Americas New York, NY 10019
Press Release CRH declares quarterly dividend

NEW YORK - Nov. 5, 2025 – CRH (NYSE: CRH), the leading provider of building materials, today announced that in line with its policy of consistent long-term dividend growth, its Board of Directors has declared a quarterly dividend of $0.37 per Ordinary Share to be paid on Dec. 17, 2025. This represents an increase of 6% on the prior year. Further details are included in the Dividend Timetable below.

Since its formation in 1970, CRH has consistently paid dividends to its shareholders, a track record spanning over 50 years.

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Contacts

Tom Holmes	Lauren Schulz
Head of Investor Relations	Chief Communications Officer
tholmes@crh.com	lschulz@crh.com

About CRH
CRH (NYSE: CRH) is the leading provider of building materials critical to modernizing infrastructure. With our team of 80,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. For more information, visit CRH.com.

Exhibit 99.2
Ordinary Share (ISIN: IE0001827041) Dividend Payment Timetable:

Ex-Dividend Date:	Nov. 21, 2025
Record Date:	Nov. 21, 2025
Payment Date:	Dec. 17, 2025

Currency Election Deadline:

DTC Participants and Registered Holders *	5:00 p.m. (EST) / 10:00 p.m. (GMT), Nov. 21, 2025
Depositary Interest Holders **	12:00 p.m. (EST) / 5:00 p.m. (GMT), Nov. 25, 2025

* The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant or in registered form, unless a currency election has been registered with Computershare Trust Company N.A., by the Deadline above.

** The default payment currency is Euro for shareholders holding their Ordinary Shares in the form of depository interests, unless an election to receive in U.S. Dollar or Pounds Sterling is provided to Computershare Investor Services plc, by the Deadline above.

Forward-Looking Statements
In order to rely upon the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.

This press release contains statements that are, or may be deemed to be, forward-looking statements. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this press release.

In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding return of cash to shareholders, including the timing, consistency, amount and growth of dividends.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect our current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this press release. CRH expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.

A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include (but are not limited to) the risks and uncertainties described under “Risk Factors” in CRH’s 2024 Form 10-K and in its other filings with the SEC.